Consent of Independent Accountants

We hereby consent to the use in the Statement of Additional Information
 constituting
part of this Post-Effective Amendment No. 14 to the registration statement on Form
N-1A (the "Registration Statement") of our report dated February 14, 1997, relating to
the financial statements and financial highlights of The Gabelli Asset Fund, which
appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this
 Registration
Statement.  We also consent ot the reference to us under the heading
 "Counsel and
Independent Accountants" in such Statement of Additional Information and to the
reference to us under the heading "Financial Highlights" in such Prospectus.

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York  10036
April 30, 1997